FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-261279-04

NEW ISSUE CMBS: approx. $762.847mn BANK5 2023-5YR3

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Wells Fargo Securities, Morgan Stanley and Citigroup
CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/Moody’s/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%	SPREAD	COUPON	YIELD	$PRICE
A-2	AAAsf/Aaa(sf)/AAA(sf)	255.600	4.71	30.000%	1-58	18.5%	36.2%	J+151	6.25500	6.02656	100.9960
A-3	AAAsf/Aaa(sf)/AAA(sf)	333.634	4.86	30.000%	58-60	18.5%	36.2%	J+153	6.72400	6.02463	102.9984
A-S	AAAsf/Aa3(sf)/AAA(sf)	$99.959	4.96	18.125%	60-60	15.8%	42.4%	J+235	7.31539	6.83080	102.6317
B	AA-sf/NR/AA-(sf)	$42.088	4.96	13.125%	60-60	14.9%	45.0%	J+285	7.31539	7.33080	100.5768
C	A-sf/NR/A-(sf)	$31.566	4.96	9.375%	60-60	14.3%	46.9%	J+470	7.31539	9.18078	93.4024

POOL BALANCE:	$886,066,573
NUMBER OF LOANS/PROPERTIES:	36/65
WA MORTGAGE INT. RATE:	7.3334%
WA CUT-OFF LTV:	51.8%
WA UW NCF DSCR:	1.65x
WA UW NOI DEBT YLD:	13.0%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	55.8%
LOAN SELLERS:	MSMCH(33.9%), BANA(27.7%), WFB(24.9%), CREFI(13.5%)
TOP 5 STATES:	NY(30.1%),TX(11.5%),VA(11.1%),FL(6.9%),CA(6.3%)
TOP 5 PROPERTY TYPES:	RT(41.1%),OF(19.2%),HT(16.5%),MU(11.2%),MF(4.7%)

RISK RETENTION	Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank
SPECIAL SERVICER:	Greystone Servicing Company LLC
TRUSTEE:	ComputerShare
CERT ADMIN:	ComputerShare
TRUST ADVISOR:	Pentalpha
INITIAL CONTROLLING CLASS REP:	Greystone High Yield Investments I LLC or an affiliate thereof

Documents and Expected Timing:
Attached:	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

INVESTOR CALL:	Upon request
PRICING:	PRICED
SETTLEMENT:	On or about Sep 28

-------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

-------------------------------------------------------------------------------

This message and any attachments are for the intended recipient only, contain information that is privileged, confidential and/or the exclusive property of Bank of America Merrill Lynch, and are subject to terms and conditions available at http://www.bankofamerica.com/emaildisclaimer. You are prohibited from sharing this information with any other party. If you are not the intended recipient, you must immediately delete/destroy all copies of this message and attachments.